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                                                                    Exhibit 10.8

JIM REID-ANDERSON
President and Chief Operating Officer

                                                                    DADE BEHRING
DADE BEHRING INC.           Tel: +1 (847) 267-5320
1717 Deerfield Road         Fax: +1 (847) 267-1066
P.O. Box 778
Deerfield, IL 60015-0778




CONFIDENTIAL
------------


August 28, 2000


Mr. Jeff Naylor
7598 North Goodrich Square
New Albany
Ohio 43054

Dear Jeff:

It is a pleasure to extend an offer of employment on behalf of Dade Behring Inc. I am pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting directly to me.

The terms of your employment are as follows:

Your employment with Dade Behring will commence on October 2, 2000.

This position is located in Deerfield, Illinois.

Your starting annualized salary will be $385,000 (less required deductions).

You will be eligible to participate in the Dade Behring 2000 Management Incentive Compensation Plan (MICP). Your MICP bonus target is 50% and maximum is 100% of your annual base salary. The 2000 MICP plan brochure is enclosed for your reference. For 2000, your annual bonus will be prorated for the portion of the year that you are employed by Dade Behring.

You will receive a hiring bonus of $163,000 (less required deductions, $100,000 net) payable January 1, 2001. The hiring bonus is taxable income to you and will be reported on your W2. Please note that in the event you voluntarily resign from the Company within twenty-four months of your hire date, you will be required to repay your hiring bonus payment to the Company.
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Mr. Jeff Naylor
Offer Letter
Page 2 of 4



You will also be eligible to participate in the Dade Behring long-term incentive plan, the plan established by the Board of Directors for senior executives of the company. Upon acceptance of this employment offer, Dade Behring will recommend to the Board of Directors that you will be granted 275,000 non-qualified stock options with a strike price of $15.00 per share. This strike price has been discounted by 10%/$1.55 from the company's June 30, 1999 share repurchase price of $16.55. These options will vest over a five-year period in 20% increments. The first 20%/55,000 options will vest on July 1, 2001. You will be provided with additional information, including a plan document and brochure after formal approval by the Board.

As a member of the Executive Leadership Team, you will be eligible to participate in Dade Behring's Executive Financial Planning and Legal Services Program. This Program has been designed to provide you with comprehensive individual financial consulting, personal tax return preparation assistance and legal consultation services. The grossed up annual value of this benefit is approximately $12,750 ($7,500 net) for Financial Planning and $4,250 ($2,500 net) for Legal Services. Attached for your reference is a summary of the Program.

You will also be entitled to a car allowance of $1,000 per month.

You will be eligible for four weeks of vacation annually under Dade Behring's executive vacation program.

You will be relocating to the Deerfield, Illinois area and will be entitled to Dade Behring's executive relocation package. As an exception, your temporary apartment may be extended up to nine months. All relocation activity should be completed within one year of the effective date in your new position, however, Jeff, you and I will assess your relocation status at the one year point and decide on appropriate next steps. Due to the considerable expenses Dade Behring incurs when a relocation occurs, you will be required to sign a Relocation Repayment Agreement. A copy of the program and the relocation repayment agreement are enclosed for your review.

You and your dependents will be eligible to participate in the various Dade Behring employee benefit plans. A benefits overview brochure is enclosed for your review. You will receive Dade Behring Employee Benefit Program enrollment information from the Employee Benefits Center within one month of your start date. Should you choose to elect health insurance coverage, it will be effective on the first of the month following thirty days of employment. Our Human Resources staff is available to assist you with any questions you may have in the interim.

This offer, if accepted, would create an employment-at-will relationship between you and Dade Behring. It is not intended nor should it be construed as a contract of continued employment.

Mr. Jeff Naylor
Offer Letter
Page 3 of 4



This employment offer is subject to your compliance with the following requirements. Please read these carefully and contact Kathy Kennedy, Director, Corporate Human Resources at 847-267-5352 if you need further clarification.

1. Employment Agreement - We are offering you a position of trust which requires the maintenance of confidence. Therefore, it will be necessary for you to execute an employment agreement prior to commencing employment.

2. Employment Eligibility Verification (Form I-9) - All employees are required to prove their eligibility to work in the United States as required by the U.S. Immigration Law. Please complete section 1 of the enclosed form I-9. The reverse side of the I-9 form lists documents which are acceptable to prove your eligibility to work in the United States.

3. Pre-Employment Drug Screening - Your employment offer is contingent upon passing a confidential urine drug screening. Enclosed is information on where you should go to have this done and what information will be requested of you. Take the chain of custody form provided and a picture ID with you to the clinic. Upon acceptance of this offer, your drug screen must be completed within two business days.

4. Employment Application - A completed Dade Behring application is required of every employee. Please complete the enclosed application, if you have not yet done so, and return it as soon as possible.

5. Reference Check Release - Your employment offer is contingent upon positive review of your references. This may include verifying and investigating educational, employment, financial, and criminal history. Please complete the enclosed release and return it as soon as possible.

Upon acceptance of our employment offer, Kathy Kennedy, Director Human Resources will contact you directly to provide you with pertinent information regarding the above as well as any questions you may have relative to the hiring process.

Jeff, we are delighted that you will be joining our professional "Dade Behring team" as Senior Vice President and Chief Financial Officer. To indicate your acceptance of this offer, please sign the original letter in the space provided and return it along with a copy of the other documents listed above in the envelope provided.
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Mr. Jeff Naylor
Offer Letter
Page 4 of 4



Once again, congratulations! We look forward to receiving your reply as soon as possible.

Sincerely,

/s/ Jim Reid-Anderson

Jim Reid-Anderson
President & Chief Operating Officer


c.c. Rob Maple
     Senior Vice President, Human Resources



Enclosures


I acknowledge and accept this offer.

/s/ Jeffrey G. Naylor                 8/31/00
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Signature                               Date